Exhibit 99.1

ADTRAN, Inc. Reports Record Results for Fourth Quarter 2010 and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--January 18, 2011--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the fourth quarter of 2010. Sales increased 33% to an all time record level of $165,329,000 for the quarter, compared to $124,231,000 for the fourth quarter of 2009. Operating income increased 71% to $44,857,000 for the quarter compared to $26,236,000 for the fourth quarter of 2009. Net income increased 93% to $35,960,000 for the quarter, compared to $18,615,000 for the fourth quarter of 2009. Earnings per share, assuming dilution, increased 93% to $0.56 for the quarter, compared to $0.29 for the fourth quarter of 2009.

ADTRAN Chief Executive Officer Tom Stanton stated, “Our fourth quarter results highlight the demand that has been building in our business as quarterly and yearly sales both achieved new record levels. Most notably in the quarter, total sales of our three growth categories increased 50% over the fourth quarter the prior year. This performance included individual records in each of these categories. Broadband Access saw growth of 75% over the fourth quarter the prior year led by expanding deployments of our Total Access 5000 platform and related services revenue. Our Internetworking category grew 37% over the fourth quarter the prior year as we continued to see growth across all of our distribution channels. Optical Access grew 24% over the fourth quarter the prior year, indicative of the strength we saw across all of our mobility products. We believe increasing customer investments are aligned well with our strategic areas of focus and that we are positioned well for long term growth.”

The Company also reported that the provision for income taxes in the fourth quarter of 2010 included a benefit of $4.5 million as a result of federal legislation extending research tax credits for the 2010 year.

The Company reported that stock-based compensation expense for the fourth quarter of 2010 reduced diluted earnings per share by $0.03 compared to a reduction of $0.03 for the fourth quarter of 2009.

The Company also announced that its Board of Directors declared a cash dividend for the fourth quarter of 2010. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on February 3, 2011. The ex-dividend date is February 1, 2011 and the payment date is February 17, 2011.

The Company confirmed that its fourth quarter conference call will be held Wednesday, January 19, 2011 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended September 30, 2010. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Consolidated Balance Sheet Unaudited (In thousands)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$31,677	$24,135
Short-term investments	157,479	172,469
Accounts receivable, net	70,893	68,044
Other receivables	3,962	4,097
Income tax receivable, net	2,741	-
Inventory	74,274	45,674
Prepaid expenses	3,270	2,795
Deferred tax assets, net	10,617	8,603
Total current assets	354,913	325,817

Property, plant and equipment, net	73,986	74,309
Other assets	1,915	2,168
Long-term investments	261,160	162,169

Total assets	$691,974	$564,463

Liabilities and Stockholders' Equity
Accounts payable	$22,785	$25,782
Unearned revenue	10,138	7,138
Accrued expenses	4,913	4,202
Accrued wages and benefits	12,125	7,634
Income tax payable, net	-	3,017
Total current liabilities	49,961	47,773

Deferred tax liabilities, net	10,350	5,035
Other non-current liabilities	11,841	11,390
Bonds payable	47,500	47,750
Total liabilities	119,652	111,948

Stockholders' equity	572,322	452,515

Total liabilities and stockholders' equity	$691,974	$564,463

Consolidated Statements of Income Unaudited (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales	$165,329	$124,231	$605,674	$484,185
Cost of Sales	68,422	50,876	246,811	197,223

Gross Profit	96,907	73,355	358,863	286,962

Selling, general and administrative expenses	29,588	25,863	114,699	99,446
Research and development expenses	22,462	21,256	90,300	83,285

Operating income	44,857	26,236	153,864	104,231

Interest and dividend income	1,754	1,660	6,557	6,933
Interest expense	(608)	(605)	(2,436)	(2,430)
Net realized investment gain (loss)	2,953	146	11,008	(1,297)
Other income (expense), net	(163)	59	(804)	131

Income before provision for income taxes	48,793	27,496	168,189	107,568

Provision for income taxes	(12,833)	(8,881)	(54,200)	(33,347)

Net Income	$35,960	$18,615	$113,989	$74,221

Weighted average shares outstanding - basic	63,007	62,586	62,490	62,459
Weighted average shares outstanding - diluted (1)	64,660	63,642	63,879	63,356

Earnings per common share - basic	$0.57	$0.30	$1.82	$1.19
Earnings per common share - diluted (1)	$0.56	$0.29	$1.78	$1.17

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Supplemental Information Stock Based Compensation Expense Unaudited (In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Stock-based compensation expense included in cost of sales	$107	$72	$317	$268

Selling, general and administrative expense	1,215	879	3,575	3,039
Research and development expense	1,168	1,041	3,825	3,680

Stock-based compensation expense included in operating expenses	2,383	1,920	7,400	6,719

Total stock-based compensation expense	2,490	1,992	7,717	6,987
Tax benefit for expense associated with non-qualified options	(235)	(181)	(650)	(634)

Total stock-based compensation expense, net of tax	$2,255	$1,811	$7,067	$6,353

Consolidated Statements of Cash Flow Unaudited (In thousands)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net income	$113,989	$74,221
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,545	10,084
Amortization of net premium on available-for-sale investments	4,380	3,686
Net realized (gain) loss on long-term investments	(11,008)	1,297
Net (gain) loss on disposal of property, plant and equipment	2	(31)
Stock-based compensation expense	7,717	6,987
Deferred income taxes	(1,324)	(1,024)
Tax benefit from stock option exercises	4,909	1,549
Excess tax benefit from stock-based compensation arrangements	(4,404)	(998)
Change in operating assets and liabilities:
Accounts receivable, net	(2,849)	(15,143)
Other receivables	135	(1,195)
Income tax receivable, net	(2,741)	-
Inventory	(28,600)	1,732
Prepaid expenses and other assets	(574)	(489)
Accounts payable	(2,997)	5,442
Accrued expenses and other liabilities	8,626	1,010
Income tax payable, net	(3,017)	3,027
Net cash provided by operating activities	92,789	90,155

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,872)	(8,740)
Proceeds from sales and maturities of available-for-sale investments	275,442	186,193
Purchases of available-for-sale investments	(340,489)	(262,067)
Acquisition of business, net of cash acquired	-	(1,370)
Net cash used in investing activities	(74,919)	(85,984)

Cash flows from financing activities:
Proceeds from stock option exercises	24,942	13,471
Purchases of treasury stock	(18,316)	(15,896)
Dividend payments	(22,502)	(22,486)
Payments on long-term debt	(250)	(500)
Excess tax benefits from stock-based compensation arrangements	4,404	998
Net cash used in financing activities	(11,722)	(24,413)

Net increase (decrease) in cash and cash equivalents	6,148	(20,242)
Effect of exchange rate changes	1,394	2,468
Cash and cash equivalents, beginning of period	24,135	41,909

Cash and cash equivalents, end of period	$31,677	$24,135

CONTACT:
ADTRAN, Inc.
Jim Matthews, 256-963-8775
Senior Vice President/CFO
or
Investor Services/Assistance:
Gayle Ellis, 256-963-8220